UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 23, 2019

BANCFIRST CORPORATION

(Exact name of registrant as specified in its charter)

OKLAHOMA	0-14384	73-1221379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 North Broadway, Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(405) 270-1086

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This Amendment No. 1 to Form 8-K/A (“Amendment No. 1”) is being filed to amend BancFirst Corporations Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 24, 2019 (“Original 8-K”). The purpose of this Amendment No. 1 is to include the information required under Item 9.01. Except as provided herein, the disclosures made in the Original 8-K remain unchanged.

Item 1.01 Entry into a Material Definitive Agreement

BancFirst Corporation Enters Into Agreement To Acquire Pegasus Bank.

On April 23, 2019 BancFirst Corporation entered into an agreement to acquire Pegasus Bank (“Pegasus”), for an aggregate cash purchase price of $122.0 million. Pegasus is a Texas chartered bank with three banking locations in Dallas, Texas. As of December 31, 2018, Pegasus had approximately $639.1 million in total assets, $367.4 million in loans, and $595.3 million in deposits. The acquisition is expected to be completed during August 2019 and is subject to regulatory approval. Upon acquisition, the Bank will continue to operate as “Pegasus Bank” under a separate Texas charter and remain an independent subsidiary of BancFirst Corporation governed by its existing board of directors. BancFirst Corporation intends to provide an appropriate amount of capital to increase Pegasus Bank’s ability to approve larger loans and allow Pegasus to continue to grow their assets.

D.A. Davidson & Co. served as BancFirst Corporation’s financial adviser for this transaction.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Share Exchange Agreement by and between BancFirst Corporation and Pegasus Bank dated April 23, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BancFirst Corporation
(Registrant)

Date: April 25, 2019	/s/ Kevin Lawrence
Kevin Lawrence
Executive Vice President
Chief Financial Officer